UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Merus N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

Yalelaan 62 Utrecht, the Netherlands	3584 CM
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common shares, nominal value €0.09 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-233367

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

Merus N.V. (the “Registrant”) previously filed a Registration Statement on Form 8-A on May 11, 2016 (the “Prior Form 8-A”) with respect to the Registrant’s common shares, nominal value €0.09 per share (the “Common Shares”). This Amendment No. 1 to the Prior Form 8-A amends the “Description of Registrant’s Securities to be Registered” included in the Prior Form 8-A. The Registrant determined that, effective as of January 1, 2020, it was no longer a foreign private issuer, and, as a result became subject to the registration and reporting requirements applicable to a United States domestic issuer. In connection with this transition, at its extraordinary general meeting of shareholders held on December 5, 2019, the shareholders of the Registrant approved the amendments in their entirety of the Registrant’s Articles of Association to, among other things, comply with the requirements of The Nasdaq Stock Market LLC applicable to U.S. domestic issuers, including requiring that at least one-third of the issued and outstanding shares in the Registrant’s capital be present or represented at a general meeting of shareholders to pass any resolution by the shareholders at such meeting.

Item 1.	Description of Registrant’s Securities to be Registered.

The description of the securities to be registered hereunder is contained in the section entitled “Description of Share Capital and Articles of Association” of the prospectus included as part of the Registrant’s Post-Effective Amendment No. 1 to Form F-3 on Form S-3 Registration Statement (No. 333-233367) filed with the Securities and Exchange Commission on April 30, 2020, as amended from time to time, under the Securities Act of 1933, as amended, and is hereby incorporated by reference herein.

Item 2.	Exhibits.

Pursuant to the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 30, 2020	MERUS N.V.

	By:	/s/ Sven A. Lundberg
	Name:	Sven (Bill) Ante Lundberg
	Title:	President, Chief Executive Officer and Principal Financial Officer